FOR:	Consolidated Graphics, Inc.
CONTACT:	G. Christopher Colville Executive Vice President/Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977

Christine Mohrmann/Alexandra Tramont

FD

(212) 850-5600

For Immediate Release

CONSOLIDATED GRAPHICS ANNOUNCES DEPARTURE OF
CHIEF FINANCIAL OFFICER

HOUSTON, TEXAS – May 9, 2007 – Consolidated Graphics, Inc. (NYSE: CGX) announced today that G. Christopher Colville, Executive Vice President and Chief Financial Officer, will be leaving the Company effective June 30, 2007 in order to devote more time to his family and pursue other personal interests. The Company has begun a search to identify both external and internal candidates as possible successors.

Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, “We greatly appreciate the invaluable contributions that Chris has made to the growth and success of Consolidated Graphics over the years and offer him and his family our best wishes going forward.”

Also commenting, Mr. Colville said, “I am fortunate to have been associated with Consolidated Graphics since our initial public offering in 1994 when we had annual revenues of $49 million. Today, Consolidated Graphics is the leading company in the general commercial printing market with $1.1 billion in annual run rate revenues, strong profitability, great growth opportunities and a deep and talented management team. I am very proud of what we have accomplished at CGX and am extremely confident that CGX will continue to execute on its strategy to generate long-term growth in sales and profits.”

Consolidated Graphics (CGX), headquartered in Houston, Texas, is North America’s leading general commercial printing company. With 68 printing facilities, 12 fulfillment and two technology centers strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service.

CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique service ability to respond to all printing-related needs no matter how large, small, specialized or complex. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level. For more information, visit the Consolidated Graphics Web site at www.cgx.com

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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